Exhibit 12.1

                         ARIZONA PUBLIC SERVICE COMPANY
                    Computation of Earnings to Fixed Charges
                                    ($000's)

                                                   SIX MONTHS
                                                     ENDED
                                                   6/30/2002     2001       2000       1999       1998       1997
                                                   ---------   --------   --------   --------   --------   --------
Income From Continuing Operations                   $ 96,202   $280,688   $306,594   $268,322   $255,247   $251,493
Income Taxes                                          62,904    183,136    195,665    133,015    133,452    129,986
Fixed Charges                                         84,096    166,939    179,381    179,088    183,398    189,600
                                                    --------   --------   --------   --------   --------   --------
  Total                                             $243,202    630,763    681,640    580,425    572,097    571,079

Fixed Charges:
  Interest Charges                                    66,337    130,525    141,886    140,948    144,695    150,335
  Amortization of Debt Discount                        1,340      2,650      2,105      2,084      2,410      2,336
  Estimated Interest Portion of Annual Rents          16,419     33,764     35,390     36,056     36,293     36,929
                                                    --------   --------   --------   --------   --------   --------
     Total Fixed Charges                              84,096    166,939    179,381    179,088    183,398    189,600

Ratio of Earnings to Fixed Charges (rounded down)       2.89       3.77       3.79       3.24       3.11       3.01
                                                    ========   ========   ========   ========   ========   ========